Exhibit 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 7, 2018

LEGGETT & PLATT TO ACQUIRE ELITE COMFORT SOLUTIONS FOR $1.25 BILLION

•	Combined company will be leading provider of differentiated products for the bedding industry

•	Significantly expands presence in growing specialty foam and hybrid boxed bed market segment

•	Opportunity to leverage Elite Comfort Solutions’ substantial and proprietary R&D capabilities and technologies

•	ECS Fiscal Year 2018 sales of $611 million; EBITDA margins accretive to company average

•	Expect to finance with expanded commercial paper program and $500 million 5-year term loan

•	Leggett & Platt reiterates commitment to dividend track record and financial strength

•	Conference call scheduled for November 7th at 8:30 a.m. Eastern (7:30 a.m. Central)

CARTHAGE, MO – November 7, 2018 – Diversified manufacturer Leggett & Platt (NYSE: LEG) today announced that it has entered into a definitive agreement to acquire Elite Comfort Solutions, Inc. (ECS) for $1.25 billion in cash. The transaction has been approved by the Board of Directors of Leggett & Platt and is expected to close in January 2019, subject to customary closing conditions and regulatory approvals.

ECS, a portfolio company of Arsenal Capital Partners (Arsenal), is a leader in proprietary specialized foam technology primarily for the bedding and furniture industries. ECS’s annual sales for the fiscal year ended September 30, 2018 were $611 million. With 16 facilities across the United States, ECS operates a vertically integrated model, producing specialty foam, developing many of the chemicals and additives used in foam production, and manufacturing private-label finished products. These innovative specialty foam products include finished mattresses sold through both traditional and online channels, mattress components, mattress toppers and pillows, and furniture foams.

ECS is expected to generate double-digit sales growth and strong EBITDA margins that should be accretive to company average margins. Due to impacts from purchase accounting, ECS is expected to have a slightly negative effect on consolidated EBIT margins. For modeling purposes, in 2019, Leggett anticipates net interest expense of approximately $90 million, fully diluted shares of 136 million, and an approximate 23% tax rate. Including these factors, the acquisition is expected to be neutral to EPS in 2019 and accretive to EPS beginning in 2020.

CEO and Arsenal Comments

Karl G. Glassman, President and Chief Executive Officer of Leggett & Platt, said, “Through the combination of Leggett & Platt and Elite Comfort Solutions, we will become the leading provider of differentiated products for the bedding industry and gain critical capabilities in proprietary foam technology, along with scale in the production of private-label finished mattresses. ECS is uniquely qualified to provide e-commerce, retail and OEM customers the most advanced technology solutions in specialty foams today. With our best-in-class manufacturing capabilities and ECS’s proprietary and patented technology, we plan to capitalize on current and future trends in the market. Those trends include growth of the online mattress channel, the emergence of boxed bed brands, and those brands’ and traditional mattress manufacturers’ increasing use of hybrid and specialty grade foam technology in compressed and conventional mattresses. We look forward to benefiting from ECS’s technical expertise and working together to implement manufacturing best practices across the acquired operations. We welcome the talented team of ECS to Leggett & Platt and are excited to work closely together to better serve our customers, drive growth and deliver strong value creation for our shareholders.”

“Joining forces with Leggett & Platt enables us to provide a wider range of products and services to both companies’ valued customers,” said Chris Chrisafides, Chief Executive Officer of Elite Comfort Solutions. “We admire Leggett & Platt’s storied history, as well as its global footprint and leading product portfolio. I look forward to working closely with Karl, Perry Davis, and the entire Leggett & Platt team as we work towards a seamless integration of our two companies.”

John Televantos, a Partner at Arsenal, added “We have built ECS together with our management team to be the innovator in the polyurethane foam and bedding markets. We are delighted to see a great permanent home for ECS and its employees. Leggett & Platt is uniquely capable of continuing and strengthening the path we set for ECS, and we expect that the long history and great value they bring to the bedding industry will be enhanced with this acquisition.”

Transaction Financing

Leggett & Platt plans to fund the acquisition through the expansion of its commercial paper program and related revolving credit agreement. In addition, Leggett plans to enter into a $500 million 5-year term loan with its current bank group. After the transaction closes, Leggett & Platt will evaluate financing alternatives for the reduction of outstanding commercial paper, which may include issuance of notes in the debt capital markets. The company is committed to maintaining a strong, investment grade profile and expects to quickly deleverage (to a target level ratio of debt to trailing 12-months EBITDA of approximately 2.5x) by suspending share repurchases, reducing other acquisition spending, and using part of the combined company’s operating cash flow to repay debt. With all of these factors considered, Leggett & Platt is modestly changing its dividend payout target to approximately 50% of earnings (from 50-60% of earnings previously). The company strongly maintains its commitment to long-term dividend growth and expects to extend its 47-year dividend growth track record.

Compelling Strategic and Financial Rationale

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Establishes a Global Leader in Bedding Technology and Manufacturing: ECS is a leading provider of proprietary foam technology for the bedding and furniture industries. ECS has a diversified customer mix and a strong position in the high-growth boxed bed market segment. ECS is recognized as the leader in innovative, high-quality specialty foam. Paired with Leggett & Platt’s existing bedding capabilities, international footprint and manufacturing competencies, the combined company will be the global leader in bedding technology and manufacturing.

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Adds R&D Capabilities and Proprietary Foam Technologies: ECS’s significant proprietary and patented technology is a market differentiator and allows the company to develop unique specialty foam products for individual customers. ECS maintains numerous branded specialty additives designed to enhance foam performance by reducing heat retention, improving durability, and improving air flow. Leggett & Platt will create new hybrid products utilizing the combined company’s best-in-class specialty foam innovation and spring technologies. Leggett & Platt plans to leverage ECS’s core competency in boxed bed innovation, supply chain, and production to capitalize on this new and growing sales channel.

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Creates Synergies Through Growth of New Hybrid Products: This opportunity to create new hybrid products utilizing the capabilities of Leggett & Platt in Comfort Core® innersprings and ECS in premium specialty foam represents strong synergies to the combined company.

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Positions the Company to Grow Internationally: Leggett & Platt sees opportunities to capitalize on ECS’s innovative portfolio and expand internationally. The company expects to capture a greater share of global specialty foam for bedding than ECS could achieve on its own.

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Supports Achievement of Revenue Growth Target: ECS is an outstanding match with Leggett & Platt’s acquisition screening criteria and supports achievement of the company’s long-term 6-9% revenue growth target. The acquired business is expected to grow well above Leggett’s average for the next several years.

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Enables Strong Cash Flow Generation: The combined company expects 2019 pro forma operating cash flow to approximate $550 million. Leggett & Platt is committed to maintaining a strong, investment grade rating profile and expects to quickly de-lever through operating cash flow to approximately 2.5x debt to trailing 12-months EBITDA in 2020.

Management

Following the closing of the transaction, ECS will become a separate business unit and operate within the Residential Products segment. The ECS management team will continue to lead the business. Leggett & Platt has a history of successfully acquiring and integrating companies and looks forward to welcoming ECS’s team members to the Leggett & Platt family. Leggett & Platt plans to maintain all 16 of ECS’s manufacturing and warehousing facilities.

Financial Advisors

J.P. Morgan Securities LLC is serving as the exclusive financial advisor to Leggett & Platt.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern (7:30 a.m. Central) to discuss the transaction. The webcast can be accessed from Leggett & Platt’s website. The dial-in number is (201) 689-8341; there is no passcode. Participants should dial in 10 minutes prior to the scheduled start time.

A set of slides containing transaction details will be available from the Investor Relations section of Leggett & Platt’s website at www.leggett.com. The webcast and slides will be archived in the investor relations section of Leggett’s website.

About Leggett & Platt

Leggett & Platt creates innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 135-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 14 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) flooring underlayment; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

About Elite Comfort Solutions

Headquartered in Newnan, Georgia, Elite Comfort Solutions was formed in 2016 by Arsenal Capital Partners (Arsenal). Through the combination of Pacific Urethanes, Elite Foam, Peterson Chemical Technology, and certain foam pouring assets, Arsenal has built ECS into a leading specialty foam business. Elite Comfort Solutions has a national network of 16 facilities throughout the U.S. With its broad and deep industry position, ECS is uniquely qualified to provide e-commerce, retail and OEM customers the most advanced technology solutions in polyurethane foam today.

Forward-Looking Statements

This press release contains “forward-looking statements,” including the timing and financing of the transaction, the financial results of ECS and the combined pro forma financial results of the company and ECS. These statements are identified either by the context in which they appear or by use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecasted,” “intend,” “may,” “plan,” “should” or the like. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this provision. Any forward-looking statement reflects only the beliefs of Leggett or its management at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have, and do not undertake, any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. For all of these reasons, forward-looking statements should not be relied upon as a prediction of actual future events, objectives, strategies, trends or results. It is not possible to anticipate and list all risks, uncertainties and developments which may cause actual events or results to differ from forward-looking statements. However, some of these risks and uncertainties include: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; (ii) that one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or may require conditions, limitations or restrictions in connection with such approvals; (iii) the risk that the transaction may not be completed in the time frame expected by Leggett, Arsenal Capital Partners, or at all; (iv) unexpected costs, charges or expenses resulting from the transaction; (v) uncertainty of the expected financial performance of ECS following completion of the transaction; (vi) failure to realize the anticipated benefits of the transaction, including as a result of delay in completing the transaction or integrating the businesses of ECS; (vii) difficulties and delays in achieving revenue and cost synergies of ECS; (viii) inability to retain and hire key personnel and maintain relationships with customers and suppliers of ECS; (ix) market and other factors that reduce or eliminate the company’s ability to obtain bank financing or gain access to the debt capital markets in the expected timeframe; (x) inability to de-leverage post-closing in the expected timeframe; (xi) the company’s and ECS’s ability to achieve their respective short-term and longer-term operating targets, the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s and ECS’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks including intellectual property; and (xii) other risk factors as detailed from time to time in Leggett’s reports filed with the SEC, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

Contacts

Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Vice President, Investor Relations

Wendy M. Watson, Director, Investor Relations

Cassie J. Branscum, Manager, Investor Relations